Exhibit 99.1

One Ameren Plaza
1901 Chouteau Avenue
St. Louis, MO 63103News Release
Contacts:

Media	Analysts		Investors
Susan Gallagher	Bruce Steinke	Theresa Nistendirk	Investor Services
(314) 554-2175	(314) 554-2574	(314) 206-0693	(800) 255-2237
sgallagher@ameren.com	bsteinke@ameren.com	tnistendirk@ameren.com	invest@ameren.com

FOR IMMEDIATE RELEASE
AMEREN ANNOUNCES SECOND QUARTER 2008 EARNINGS

•	Core Earnings Consistent With Expectations; 2008 Guidance Reaffirmed
•	Rising Cost Environment Leads to Quarterly Loss in Illinois Regulated Operations
•	Significant, Unusual Items Boost GAAP Earnings

ST. LOUIS, MO., Aug 1, 2008—Ameren Corporation (NYSE: AEE) today announced second quarter 2008 net income in accordance with generally accepted accounting principles (GAAP) of $206 million, or 98 cents per share, compared to second quarter 2007 GAAP net income of $143 million, or 69 cents per share.  Excluding certain items in each year, Ameren recorded second quarter 2008 core (non-GAAP) net income of $142 million, or 67 cents per share, compared with second quarter 2007 core (non-GAAP) net income of $138 million, or 67 cents per share.

Core (non-GAAP) earnings per share in the second quarter of 2008 were comparable with the same period in 2007. Higher electric and gas margins and the benefit of not having a Callaway Nuclear Plant refueling and maintenance outage in the second quarter of 2008, as occurred in the second quarter of 2007, were largely offset by the following factors: higher fuel prices, increased spending on utility distribution system reliability, coal-fired plant operations and maintenance and other operating expenses, and the earnings impact of milder weather.

GAAP earnings in the second quarter of 2008 exceeded the same period in 2007 because of several significant, unusual items. The net effect of these items has been excluded from core (non-GAAP) earnings comparisons. They include the following:

•
Net unrealized mark-to-market gains from nonqualifying hedges boosted second quarter 2008 net income by $48 million, as compared to net unrealized gains of $5 million in the second quarter of 2007. These unrealized gains primarily related to financial instruments that were acquired to mitigate the risk of rising diesel fuel price adjustments embedded in coal transportation contracts for the period 2008 through 2012. The value of nonqualifying hedges will vary over time based on current market prices.

•	A lump-sum payment in the second quarter of 2008 from a coal supplier for expected higher fuel costs in 2009 as a result of the premature closure of a mine and termination

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of a contract. This payment benefited second quarter 2008 net income by $16 million, but will result in higher fuel costs for non-rate-regulated generation in 2009.
•
The estimated minimum benefit of an accounting order from the Missouri Public Service Commission that gave AmerenUE the ability to seek direct recovery in its pending electric rate case of, and record as a regulatory asset, all or a portion of AmerenUE’s 2007 severe storm costs. This accounting order benefited second quarter 2008 net income by $8 million.

•
The net costs associated with the Illinois comprehensive electric rate relief and customer assistance settlement agreement reached in 2007 reduced net income by $8 million in the second quarter of 2008.

Net income in accordance with GAAP for the first six months of 2008 was $344 million, or $1.64 per share, compared to $266 million, or $1.29 per share, in the first half of 2007. Excluding certain items in each year, Ameren recorded first half 2008 core (non-GAAP) net income of $276 million, or $1.31 per share, compared to first half 2007 core (non-GAAP) net income of $283 million, or $1.38 per share. A reconciliation of GAAP to core (non-GAAP) earnings per share is as follows:

	Second Quarter		Six Months
	2008	2007	2008	2007
GAAP earnings per share	$0.98	$0.69	$1.64	$1.29
Net unrealized mark-to-market gains	(0.23)	(0.02)	(0.28)	–
Coal contract settlement	(0.08)	–	(0.08)	–
Severe storms & accounting order	(0.04)	–	(0.04)	0.09
Retroactive federal regulatory order	–	–	–	0.05
Illinois electric rate relief settlement, net	0.04	–	0.07	(0.05)
Core (non-GAAP) earnings per share	$0.67	$0.67	$1.31	$1.38

“Our core earnings for the first half of 2008 were consistent with our expectations, but some unusual items drove our GAAP earnings higher,” said Gary L. Rainwater, chairman, president and chief executive officer of Ameren Corporation. “Like our customers are seeing for everyday items, our business is experiencing significant cost increases. This is occurring during a period when we also need to make substantial investments in our systems for improved reliability and cleaner air. We have proactively taken actions to manage these cost increases, especially as they relate to our fuel costs. To date, our actions have been very effective, but we simply can not entirely eliminate the rising costs which are impacting many aspects of our business.

“These cost pressures, coupled with significant investments in our utility infrastructure, have required us to seek rate increases for both our Illinois and Missouri regulated operations. We expect decisions on these rate requests from Illinois and Missouri regulators in September 2008 and February 2009, respectively. Achieving constructive outcomes in these cases is critical to our ability to

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continue to invest in our infrastructure so that we will be able to meet our customers’ expectations for safe and reliable service,” added Rainwater.

Ameren also announced today that it has reaffirmed its expectations for core (non-GAAP) earnings to be in the range of $2.80 to $3.20 per share. Excluded from 2008 core (non-GAAP) earnings guidance is an estimated 12 cents per share negative impact of the Illinois comprehensive electric rate relief and customer assistance settlement agreement, the 8 cents per share benefit from the coal contract settlement related to expected 2009 costs and the 4 cents per share positive impact of a Missouri Public Service Commission accounting order associated with 2007 storm costs. Ameren also reaffirmed the contribution its business segments are expected to make to 2008 core (non-GAAP) earnings per share. The expected contributions are as follows:

Missouri Regulated	$1.20	-	$1.30
Illinois Regulated	0.30	-	0.40
Non-rate-regulated Generation	1.30	-	1.50
2008 Core (Non-GAAP) Earnings Guidance Range	$2.80	-	$3.20

Ameren also adjusted its expectations for 2008 GAAP earnings and looks for them to be in the range of $2.80 to $3.20 per share, up from the previous estimate of $2.68 to $3.08 per share. The increase in its GAAP earnings guidance range was driven by the 8 cents per share benefit from the coal contract settlement related to expected 2009 costs and the 4 cents per share positive impact of the Missouri Public Service Commission accounting order, as previously discussed. Any net unrealized mark-to-market gains or losses from nonqualifying hedges will impact GAAP earnings, but are excluded from GAAP and core (non-GAAP) earnings guidance because the company is unable to reasonably estimate the impact of any gains or losses due to the volatility of markets.

Ameren’s guidance for 2008 assumes normal weather and is subject to, among other things, regulatory decisions and legislative actions, plant operations, energy market and economic conditions, severe storms, unusual or otherwise unexpected gains or losses, and other risks and uncertainties outlined, or referred to, in the Forward-looking Statements section of this press release.

Missouri Regulated Operations

Core (non-GAAP) earnings in the second quarter of 2008 were $77 million, compared to $68 million in the second quarter of 2007. Earnings in the second quarter of 2008 primarily benefited from the lack of a refueling and maintenance outage at the Callaway Nuclear Plant, as occurred in the second quarter of 2007, and higher power prices for off-system sales. These improvements more than offset higher fuel prices, increased distribution system reliability and plant maintenance spending and other higher operating costs. GAAP earnings in the second quarter of 2008 were $122 million, or $55 million higher than in the second quarter of 2007.  In addition to the items noted above, this increase

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was primarily driven by net unrealized mark-to-market gains from nonqualifying hedges of future fuel transportation costs and the estimated minimum benefit of an accounting order from the Missouri Public Service Commission associated with 2007 storm costs. The value of the nonqualifying hedges will fluctuate over time based on current market prices.

Illinois Regulated Operations

In the second quarter of 2008, Illinois regulated operations recorded a core (non-GAAP) loss of $10 million, compared to earnings of $20 million in the second quarter of 2007. This decrease was primarily driven by increased distribution system reliability spending, higher bad debt expenses and increased financing costs. Illinois regulated operations recorded a GAAP loss of $14 million, compared to earnings of $20 million in the second quarter of 2007. In addition to the items noted above, this difference was driven by the cost of the Illinois comprehensive electric rate relief and customer assistance settlement agreement in 2008.

Non-rate-regulated Generation Operations

Core (non-GAAP) earnings in the second quarter of 2008 were $77 million, or $27 million higher than in the second quarter of 2007. The increase in core (non-GAAP) earnings between the second quarter of 2007 and the second quarter of 2008 was primarily driven by higher realized electric margins. GAAP earnings in the second quarter of 2008 were $98 million, compared with $56 million in the second quarter of 2007. In addition to the items noted above, this change was driven by net unrealized mark-to-market gains principally from nonqualifying hedges of future fuel transportation costs and a lump-sum payment in the second quarter of 2008 from a coal supplier for expected higher fuel costs in 2009 as a result of the premature closure of a mine and termination of a contract. This payment benefited 2008 second quarter net income by $16 million, but will result in higher fuel costs for non-rate-regulated generation in 2009. The benefit of these items more than offset the costs of the Illinois comprehensive electric rate relief and customer assistance settlement agreement in the second quarter of 2008.

Analyst Conference Call

Ameren will conduct a conference call for financial analysts at 9:00 a.m. (Central Time) on Friday, Aug. 1, to discuss 2008 second quarter earnings and other matters. Investors, the news media and the public may listen to a live Internet broadcast of the call at www.ameren.com by clicking on "Q2 2008 Ameren Corporation Earnings Conference Call," then the appropriate audio link. A slide presentation will also be available on Ameren’s Web site reconciling earnings per share for the second quarter and first six months of 2008 to the second quarter and first six months of 2007, and reconciling 2008 core (non-GAAP) earnings per share guidance to 2007 core (non-GAAP) earnings per share on a comparable share basis. This presentation will be posted in the “Investors” section of
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the Web site under “Presentations.” The analyst call will also be available for replay on the Internet for one year. Telephone playback of the conference call will also be available beginning at 1:00 p.m. (Central Time), from Aug. 1 through Aug. 8, by dialing, U.S. (800) 405-2236; international (303) 590-3000 and entering the number: 11117661#.

About Ameren

With assets of approximately $22 billion, Ameren serves approximately 2.4 million electric customers and almost one million natural gas customers in a 64,000 square mile area of Missouri and Illinois. Ameren owns a diverse mix of electric generating plants strategically located in its Midwest market with a generating capacity of more than 16,400 megawatts.

Regulation G Statement

Ameren has presented certain information in this release on a diluted cents per share basis. These diluted per share amounts reflect certain factors that directly impact Ameren’s total earnings per share. The core (non-GAAP) earnings per share and core (non-GAAP) earnings per share guidance excludes one or more of the following: costs related to severe January 2007 storms, the earnings impact of the settlement agreement among parties in Illinois for comprehensive electric rate relief and customer assistance, the reversal of accruals made in 2006 for low-income energy assistance and energy efficiency program funding commitments in Illinois, a March 2007 FERC order, which retroactively adjusted prior years’ regional transmission organization costs, net mark-to-market gains or losses from nonqualifying hedges, the estimated minimum benefit of an accounting order from the Missouri Public Service Commission associated with 2007 storm costs and the 2008 lump-sum payment from a coal supplier for expected higher fuel costs in 2009 as a result of the premature closure of a mine and termination of a contract. Ameren uses core (non-GAAP) earnings internally for financial planning and for analysis of performance. Ameren also uses core (non-GAAP) earnings as primary performance measurements when communicating with analysts and investors regarding our earnings results and outlook, as the company believes it allows it to more accurately compare the company’s ongoing performance across periods.

In providing consolidated and segment core (non-GAAP) earnings guidance, there could be differences between core (non-GAAP) earnings and earnings prepared in accordance with GAAP for certain items, such as those listed above. Ameren is unable to estimate the impact, if any, on future GAAP earnings of certain items, such as the ultimate earnings impact of the Missouri Public Service Commission storm cost-related order, or net mark-to-market gains or losses from nonqualifying hedges.

Forward-looking Statements

Statements in this release not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed elsewhere in this release and in our filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations as suggested by such forward-looking statements:

•
regulatory or legislative actions, including changes in regulatory policies and ratemaking determinations, such as the outcome of pending Union Electric Company, Central Illinois Public Service Company, Central Illinois Light Company and Illinois Power Company rate proceedings or future legislative actions that seek to limit or reverse rate increases;

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•
uncertainty as to the effect of implementation of the Illinois comprehensive electric rate relief and customer assistance settlement agreement on Ameren, the Ameren Illinois utilities, Ameren Energy Generating Company and AmerenEnergy Resources Generating Company, including implementation of the new power procurement process in Illinois beginning in 2008;

•	changes in laws and other governmental actions, including monetary and fiscal policies;
•
changes in laws or regulations that adversely affect the ability of electric distribution companies and other purchasers of wholesale electricity to pay their suppliers, including Union Electric Company and Ameren Energy Marketing Company;

•	enactment of legislation taxing electric generators in Illinois or elsewhere;
•
the effects of increased competition in the future due to, among other things, deregulation of certain aspects of our business at both the state and federal levels, and the implementation of deregulation, such as occurred when the electric rate freeze and power supply contracts expired in Illinois at the end of 2006;

•	the effects of participation in the Midwest Independent Transmission System Operator, Inc.;
•
the availability of fuel such as coal, natural gas, and enriched uranium used to produce electricity; the availability of purchased power and natural gas for distribution; and the level and volatility of future market prices for such commodities, including the ability to recover the costs for such commodities;

•	the effectiveness of our risk management strategies and the use of financial and derivative instruments;
•	prices for power in the Midwest, including forward prices;
•	business and economic conditions, including their impact on interest rates;
•	disruptions of the capital markets or other events that make access to necessary capital more difficult or costly;
•	the impact of the adoption of new accounting standards and the application of appropriate technical accounting rules and guidance;
•	actions of credit rating agencies and the effects of such actions;
•	weather conditions and other natural phenomena;
•	the impact of system outages caused by severe weather conditions or other events;
•
generation plant construction, installation and performance, including costs associated with Union Electric Company’s Taum Sauk pumped-storage hydroelectric plant incident and the plant’s future operation;

•	recoverability through insurance of costs associated with Union Electric Company’s Taum Sauk pumped-storage hydroelectric plant incident;
•	operation of Union Electric Company’s nuclear power facility, including planned and unplanned outages, and decommissioning costs;
•	the effects of strategic initiatives, including acquisitions and divestitures;
•
the impact of current environmental regulations on utilities and power generating companies and the expectation that more stringent requirements, including those related to greenhouse gases, will be introduced over time, which could have a negative financial effect;

•	labor disputes, future wage and employee benefits costs, including changes in discount rates and returns on benefit plan assets;
•	the inability of our counterparties and affiliates to meet their obligations with respect to contracts and financial instruments;
•	the cost and availability of transmission capacity for the energy generated by the Ameren companies’ facilities or required to satisfy energy sales made by the Ameren companies;
•	legal and administrative proceedings; and
•	acts of sabotage, war, terrorism or intentionally disruptive acts.

Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to update or revise publicly any forward-looking statements to reflect new information or future events.
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AMEREN CORPORATION (AEE)
CONSOLIDATED OPERATING STATISTICS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Electric Sales - kilowatt-hour (in millions):
Missouri Regulated
Residential	2,881	3,189	6,859	6,714
Commercial	3,662	3,485	7,185	6,873
Industrial	2,210	2,311	4,488	4,627
Other	212	174	396	358
Native	8,965	9,159	18,928	18,572
Non-affiliate interchange sales	2,930	2,219	6,041	4,967
Subtotal	11,895	11,378	24,969	23,539

Illinois Regulated
Residential
Generation and delivery service	2,573	2,711	5,655	5,513
Commercial
Generation and delivery service	1,517	1,839	2,959	3,813
Delivery service only	1,336	1,243	2,851	2,315
Industrial
Generation and delivery service	404	394	739	1,236
Delivery service only	2,740	2,831	5,607	5,435
Other	128	143	274	291
Subtotal	8,698	9,161	18,085	18,603

Non-rate-regulated Generation
Non-affiliate energy sales	5,928	5,592	12,315	11,729
Affiliate energy sales	1,437	1,769	3,198	3,577
Subtotal	7,365	7,361	15,513	15,306

Eliminate affiliate sales	(1,437)	(1,769)	(3,198)	(3,577)
Eliminate Illinois Regulated/Non-rate-regulated Generation common customers	(1,128)	(1,489)	(2,378)	(3,044)

Ameren Total	25,393	24,642	52,991	50,827

Electric Revenues (in millions):
Missouri Regulated
Residential	$227	$244	$445	$435
Commercial	230	215	395	372
Industrial	94	100	170	179
Other	38	20	69	44
Native	589	579	1,079	1,030
Non-affiliate interchange sales	147	89	298	211
Subtotal	736	668	1,377	1,241

Illinois Regulated
Residential
Generation and delivery service	255	302	513	591
Commercial
Generation and delivery service	151	177	285	361
Delivery service only	17	11	34	19
Industrial
Generation and delivery service	22	24	49	75
Delivery service only	7	8	14	10
Other	69	45	157	98
Subtotal	521	567	1,052	1,154

Non-rate-regulated Generation
Non-affiliate energy sales	295	289	612	607
Affiliate native energy sales	92	116	210	240
Other	20	9	33	18
Subtotal	407	414	855	865

Eliminate affiliate and common customer sales	(119)	(130)	(272)	(278)
Ameren Total	$1,545	$1,519	$3,012	$2,982

AMEREN CORPORATION (AEE)
CONSOLIDATED OPERATING STATISTICS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Electric Generation - megawatt-hour (in millions):
Missouri Regulated	12.2	11.5	25.1	23.8
Non-rate-regulated Generation
Ameren Energy Generating Company (Genco)	3.5	4.0	7.9	8.1
AmerenEnergy Resources Generating Company (AERG)	1.6	1.1	3.3	2.6
Electric Energy, Incorporated (EEI)	1.8	1.9	3.8	3.9
Medina Valley	-	-	0.1	0.1
Subtotal	6.9	7.0	15.1	14.7
Ameren Total	19.1	18.5	40.2	38.5

Fuel Cost per kilowatt-hour (cents)
Missouri Regulated	1.279	1.284	1.254	1.177
Non-rate-regulated Generation	1.846	1.598	1.875	1.662

Gas Sales - decatherms (in thousands)
Missouri Regulated	1,564	1,395	7,772	7,124
Illinois Regulated	13,677	13,562	64,460	58,371
Other	288	72	926	1,591
Ameren Total	15,529	15,029	73,158	67,086

Net Income (Loss) by Segment (in millions):
Missouri Regulated	$122	$67	$174	$85
Illinois Regulated	(14)	20	2	53
Non-rate-regulated Generation	98	56	176	126
Other	-	-	(8)	2
Ameren Total	$206	$143	$344	$266

	June 30,			December 31,
	2008			2007
Common Stock:
Shares outstanding (in millions)	210.1			208.3
Book value per share	$32.45			$32.41

Capitalization Ratios:
Common equity	46.4%			48.3%
Preferred stock	1.3%			1.4%
Debt, net of cash	52.3%			50.3%

AMEREN CORPORATION (AEE)
CONSOLIDATED STATEMENT OF INCOME
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Operating Revenues:
Electric	$1,545	$1,519	$3,012	$2,982
Gas	243	209	855	770
Total operating revenues	1,788	1,728	3,867	3,752

Operating Expenses:
Fuel	200	263	502	526
Coal contract settlement	(60)	-	(60)	-
Purchased power	306	314	593	687
Gas purchased for resale	165	133	624	554
Other operations and maintenance	469	420	891	809
Depreciation and amortization	178	176	354	359
Taxes other than income taxes	89	96	202	198
Total operating expenses	1,347	1,402	3,106	3,133
Operating Income	441	326	761	619

Other Income and Expenses:
Miscellaneous income	21	20	42	34
Miscellaneous expense	(8)	(8)	(13)	(13)
Total other income	13	12	29	21

Interest Charges	118	108	218	206

Income Before Income Taxes, Minority Interest and Preferred
Dividends of Subsidiaries	336	230	572	434

Income Taxes	119	78	206	149

Income Before Minority Interest and Preferred Dividends of Subsidiaries	217	152	366	285

Minority Interest and Preferred Dividends of Subsidiaries	11	9	22	19

Net Income	$206	$143	$344	$266

Earnings per Common Share - Basic and Diluted	$0.98	$0.69	$1.64	$1.29

Average Common Shares Outstanding	209.5	207.1	209.1	206.9

AMEREN CORPORATION (AEE)
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)
	Six Months Ended
	June 30,
	2008	2007
Cash Flows From Operating Activities:
Net income	$344	$266
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sales of emission allowances	(2)	(2)
Mark-to-market gain on derivatives	(94)	(1)
Coal contract settlement	(60)	-
Depreciation and amortization	364	357
Amortization of nuclear fuel	20	15
Amortization of debt issuance costs and premium/discounts	8	10
Deferred income taxes and investment tax credits, net	107	(8)
Minority interest	16	13
Other	4	7
Changes in assets and liabilities:
Receivables	15	(131)
Materials and supplies	16	35
Accounts and wages payable	(64)	(62)
Taxes accrued, net	(58)	59
Assets, other	32	29
Liabilities, other	65	19
Pension and other postretirement benefit obligations	15	50
Counterparty collateral asset	(205)	(97)
Counterparty collateral liability	79	-
Taum Sauk insurance receivable, net	(107)	(16)
Net cash provided by operating activities	495	543

Cash Flows From Investing Activities:
Capital expenditures	(798)	(715)
Nuclear fuel expenditures	(123)	(24)
Purchases of securities - nuclear decommissioning trust fund	(247)	(75)
Sales of securities - nuclear decommissioning trust fund	231	65
Purchases of emission allowances	(2)	(9)
Sales of emission allowances	2	3
Other	2	1
Net cash used in investing activities	(935)	(754)

Cash Flows From Financing Activities:
Dividends on common stock	(266)	(263)
Capital issuance costs	(9)	(3)
Short-term debt, net	(22)	1,007
Dividends paid to minority interest holder	(15)	(10)
Redemptions, repurchases, and maturities of long-term debt	(808)	(443)
Issuances:
Common stock	75	48
Long-term debt	1,335	425
Net cash provided by financing activities	290	761

Net change in cash and cash equivalents	(150)	550
Cash and cash equivalents at beginning of year	355	137

Cash and cash equivalents at end of period	$205	$687

AMEREN CORPORATION (AEE)
CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)

	June 30,	December 31,
	2008	2007

ASSETS
Current Assets:
Cash and cash equivalents	$205	$355
Accounts receivable - trade, net	529	570
Unbilled revenue	389	359
Miscellaneous accounts and notes receivable	376	280
Materials and supplies	719	735
Mark-to-market derivative assets	273	35
Other current assets	275	146
Total current assets	2,766	2,480
Property and Plant, Net	15,566	15,069
Investments and Other Assets:
Nuclear decommissioning trust fund	284	307
Goodwill	831	831
Intangible assets	177	198
Regulatory assets	1,081	1,158
Other assets	940	685
Total investments and other assets	3,313	3,179

TOTAL ASSETS	$21,645	$20,728

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$285	$221
Short-term debt	1,450	1,472
Accounts and wages payable	527	687
Taxes accrued	111	84
Mark-to-market derivative liabilities	236	24
Other current liabilities	469	414
Total current liabilities	3,078	2,902
Long-term Debt, Net	6,146	5,691
Preferred Stock of Subsidiary Subject to Mandatory Redemption	16	16
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes, net	2,104	2,046
Accumulated deferred investment tax credits	104	109
Regulatory liabilities	1,437	1,240
Asset retirement obligations	576	562
Accrued pension and other postretirement benefits	758	839
Other deferred credits and liabilities	390	354
Total deferred credits and other liabilities	5,369	5,150
Preferred Stock of Subsidiaries Not Subject to Mandatory Redemption	195	195
Minority Interest in Consolidated Subsidiaries	24	22
Stockholders' Equity:
Common stock	2	2
Other paid-in capital, principally premium on common stock	4,693	4,604
Retained earnings	2,188	2,110
Accumulated other comprehensive income (loss)	(66)	36
Total stockholders' equity	6,817	6,752

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$21,645	$20,728